UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  January 22, 2009

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number
1-8841 2-27612	FPL GROUP, INC. FLORIDA POWER & LIGHT COMPANY 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419 59-0247775

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 22, 2009, FPL Group Capital Inc (FPL Group Capital) entered into a $72 million term loan agreement and, on January 26, 2009, borrowed $72 million under the agreement.  The loan bears interest, payable semi-annually or more frequently at FPL Group Capital's election, at a variable rate and the principal is due in January 2011.  Payment of the loan is guaranteed by FPL Group, Inc. (FPL Group).  The loan agreement contains default and related acceleration provisions relating to the failure to make required payments, failure of FPL Group to maintain a minimum ratio of funded debt to total capitalization and certain events in bankruptcy, insolvency or reorganization relating to FPL Group Capital or FPL Group, as well as other covenants applicable to FPL Group Capital and FPL Group.  The proceeds from the loan are being used for general corporate purposes.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

(a)
Offering of Common Stock.  On January 27, 2009, FPL Group entered into a Distribution Agency Agreement (the Agreement) with Credit Suisse Securities (USA) LLC (the Agent), pursuant to which FPL Group may offer and sell, from time to time, common stock, par value $.01 per share, having a gross sales price or an aggregate offering price of up to $400,000,000, through the Agent or to the Agent as principal.  Sales of the offered shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions or in such other transactions as are agreed upon by FPL Group and the Agent.

The offered shares will be issued pursuant to FPL Group’s Registration Statement on Form S-3, as amended (No. 333-137120) (the Registration Statement).

The Agreement is filed as Exhibit 1 to this Form 8-K and is incorporated in this Item 8.01 and in the Registration Statement by this reference.  The foregoing description of the material terms of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such exhibit. Additional exhibits are filed herewith in connection with the offer and sale of the offered shares pursuant to the Registration Statement.  All of such additional exhibits are incorporated in this Item 8.01 and in the Registration Statement by this reference.

(b)
Recent Developments.  In November 2008, Florida Power & Light Company (FPL) filed a formal notification with the Florida Public Service Commission (FPSC) indicating its intent to initiate a base rate proceeding in March 2009.  The new rates would take effect on January 1, 2010, upon approval by the FPSC.

Following is summarized unaudited consolidated financial information for FPL Group:

	Years Ended December 31,
	2008	2007
	(millions, except per share amounts)

Operating revenues	$16,410	$15,263
Operating income	$2,825	$2,283
Net income	$1,639	$1,312
Earnings per share, assuming dilution	$4.07	$3.27
Total capitalization	$25,511	$22,015

As previously reported, in February 2008, a fault occurred at a FPL substation causing a system loss of about 3,400 megawatts of generating capacity, which left approximately 596,000 FPL customers without power.  Power was restored to approximately two-thirds of affected customers within one hour and all customers were restored within three hours.  In March 2008, the Federal Energy Regulatory Commission (FERC) opened a nonpublic formal investigation to determine whether the event involved any violations of the mandatory reliability standards of the North American Electric Reliability Corporation (NERC).  Following a period of fact finding and written correspondence by and between FPL and the FERC enforcement staff, FPL and the FERC staff have been engaged in discussions to determine whether the investigation can be resolved by settlement. FPL believes that, absent settlement, the FERC staff will pursue formal enforcement proceedings in which FPL expects the FERC may or will assert up to 25 or more violations of the reliability standards. The maximum statutory penalty for any violation of a reliability standard is $1 million per day.  FPL believes that, in any such enforcement proceeding, the FERC may or will assert that some of the alleged violations have continued from January 1, 2008.  FPL believes that it has meritorious defenses and will vigorously contest any penalties, should they be assessed.  Although as of the date of this report FPL does not expect that the ultimate resolution of this matter will have a material adverse effect on its financial statements, management is unable to predict the outcome or related effect of this matter.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
1	Distribution Agency Agreement, dated January 27, 2009, by and between FPL Group, Inc. and Credit Suisse Securities (USA) LLC
5	Opinion of Hogan & Hartson LLP regarding the legality of the shares offered
23	Consent of Hogan & Hartson LLP (included in Exhibit 5)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
FLORIDA POWER & LIGHT COMPANY
(Registrants)

Date:  January 27, 2009

K. MICHAEL DAVIS
K. Michael Davis
Controller and Chief Accounting Officer of FPL Group, Inc. Vice President, Accounting and
Chief Accounting Officer of Florida Power & Light Company
(Principal Accounting Officer of the Registrants)